EMPLOYEE LEASE AGREEMENT

This EMPLOYEE LEASE AGREEMENT (this “Agreement”) is entered into and is effective as of the 9th day of July, 2013, by and between Huntington Asset Services, Inc., a mutual fund service provider having its principal office and place of business at 2960 N. Meridian Street, Suite 300, Indianapolis, Indiana 46208 (“HASi”), and The Huntington Funds, a Delaware statutory trust, and the Huntington Strategy Shares, a Delaware statutory trust, (each a “Trust” and collectively the “Trusts”) on behalf of the Trusts and their respective series as currently in existence and as may be created from time to time.

RECITALS

WHEREAS, HASi serves as Administrator to the Huntington Funds pursuant to a certain Administrative Services Agreement between the parties hereto and provides certain administrative support services to the Huntington Strategy Shares pursuant to a certain Exchange–Traded Fund Services Agreement between the parties hereto (hereinafter collectively referred to as the “Administrative Services Agreements”);

WHEREAS, the Trusts are required to appoint a Chief Compliance Officer (“CCO”) pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Board of Trustees of the Trusts (the “Board”), including a majority of the Trustees who are not “interested persons” of the Trust under the 1940 Act (“Independent Trustees”), has appointed such person to this position as described in Exhibit “A” entitled, “Designation of Chief Compliance Officer” attached hereto;

WHEREAS, the CCO is an officer of the Trusts who reports directly to the Board, and whose compensation is determined exclusively by the Board, including a majority of the Independent Trustees;

WHEREAS, HASi is willing to employ the CCO and to lease said CCO to the Trusts pursuant to the terms of this Agreement in connection with the administrative services it provides to the Trusts under the Administrative Services Agreements referenced herein; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Provision of Services. HASi shall make available to the Trusts the services of the CCO who shall serve as the CCO of the Trusts at the pleasure of the Board, pursuant to the terms and conditions set forth in this Agreement. Said CCO of the Trusts shall administer the Trusts’ Compliance Policies and Procedures in accordance with Rule 38a-1 under the 1940 Act and shall perform any other responsibilities as from time to time may be assigned by the Board, the Independent Trustees, or the Board’s Compliance Committee.

2.	Term and Termination.

2.1	This Agreement is not meant to constitute a contract for services for a specific term.

2.2	It is understood that the CCO will serve at the pleasure of the Board and the Independent Trustees, and that the Board, including a majority of the Independent Trustees, retains the right to remove the CCO at any time, whether “For Cause” (as that term is defined herein) or without cause.

The Trusts may terminate this Agreement at any time, with or without cause, upon written notice to HASi specifying the date of termination. If the Trusts terminate this Agreement, the Board will, at the same time, give notice to HASi of the reason for termination of this Agreement and that HASi has the Board’s permission to terminate said person’s employment as CCO. In the event that the Trusts terminate this Agreement or this Agreement terminates due to the Board’s removal of said person as the CCO, in either case other than For Cause, HASi may be entitled to be reimbursed by the Trust for any transition pay and benefits HASi may be obligated to provide to said CCO under HASi’s standard Transition Pay Plan or a successor plan, but in any event, said reimbursement shall not exceed $75,000.

“For Cause” events shall be: (a) gross negligence by the CCO in the performance of his or her duties, including but not limited to actions or omissions by the CCO that contribute in any way to a violation of federal securities laws or regulations in Trust operations; (b) theft of Bank or Trust property by the CCO; (c) intentional or grossly negligent wrongdoing by the CCO which materially impacts the Trust or HASi or violates any applicable laws; (d) a conviction of the CCO, or a plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving moral turpitude; (e) an inability of the CCO to perform the usual and customary duties of the position; (f) conduct by the CCO that causes the Board to lose confidence in his or her effectiveness as CCO; or (g) events which cause the CCO to fall within the descriptions of Sections 9(a)(1) and/or (2) of the 1940 Act.

2.3	The Trusts acknowledge that the CCO’s employment with HASi will be on an “at-will” basis. If HASi terminates the CCO’s employment, said CCO shall still hold the Board-appointed position of CCO of the Trust until he resigns or is removed from that position in accordance with Rule 38a-1 under the 1940 Act. HASi shall provide as much advance notice to the Trusts of its termination of the CCO’s employment as may be practical under the circumstances. Such notice should be at least forty five (45) days in advance of the effective date of the termination, unless the Trusts agree to waive this required notice period or termination is For Cause. In addition, HASi shall inform the Trusts of such information as may be available and disclose as to the reason for the termination and such information as may be relevant to any consideration that the Board may give to continuing to retain the CCO as the Trusts’ CCO notwithstanding the termination of employment by HASi.

HASi may terminate this Agreement, with or without cause, upon forty five (45) days’ written notice to the Trusts, in which case the Board may choose to continue to retain the CCO as the Trusts’ CCO notwithstanding the termination of the Agreement by HASi. If HASi terminates the CCO’s employment or this Agreement, the Trusts shall have no further liability for Fee payments to HASi after the effective date of such termination, in accordance with Section 4.1.

2.4	This Agreement will terminate automatically and immediately upon the effective date of the CCO’s removal, resignation or other termination as the CCO of the Trust.

3.	Obligations and Representations and Warranties of HASi.

3.1	HASi agrees that the CCO will devote his or her best professional efforts to his or her duties and responsibilities as CCO of the Trusts, and will abide by all policies and procedures of the Trusts and HASi that apply to him or her as the CCO, as in effect from time to time.

3.2	HASi represents and agrees that said CCO is an employee of HASi (and an employee of neither the Trusts nor the Trusts’ investment adviser, Huntington Asset Advisors, Inc. (“Adviser”)), and that amounts payable by the Trusts to HASi under this Agreement are not subject to employee withholding for federal, social security, state or local taxes. HASi agrees that the CCO shall be eligible to participate in such major medical or health benefit plans, pensions, 401k plans, stock option plans, transition pay plans, and other benefits as are available generally to employees of HASi, to the extent available to the CCO under the terms of any such plans, that said CCO will be eligible for paid time off in accordance with the terms outlined in HASi’s Paid Time Off Policy or successor policy, that all taxes and other legally required payments, any insurance required by law with respect to the CCO’s employment with HASi, and all benefits to be provided to the CCO shall be HASi’s sole responsibility and further agrees to assume all employer obligations imposed by applicable law on HASi with respect to the CCO. HASi shall comply with all applicable laws and regulations governing its employment of the CCO. Nothing in this Agreement shall constitute a partnership between the Trust, HASi and/or Adviser or constitute any one of them as agent of any other for any purpose whatever. Further, nothing in this Agreement shall constitute the Trusts as joint employers (with HASi or Adviser) of the CCO.

3.3	Except as noted in Section 4.3 of this Agreement, the CCO shall report directly to and shall be under the day to day supervision of the Board, the Independent Trustees, and the Board’s Compliance Committee. Said CCO shall participate in reviews of the objectives for the CCO position and his or her performance as CCO with the Chair of the Board’s Compliance Committee and/or the Independent Trustees at least annually.

3.4	Except as provided in this Article 3, HASi expressly disclaims all warranties, whether express, implied or statutory, as to any aspect of the services to be provided hereunder.

3.5	In no event will HASi be liable to the Trusts or Adviser for loss of profits, loss of revenues, loss of business, or any indirect, incidental, special, exemplary, punitive or other consequential damages, whether under tort, contract, or other theories of recovery, caused by the CCO’s services.

3.6	The Trusts acknowledge that the CCO performs services for the Administrator that are outside of the scope of, and separate from, the duties and powers designated as CCO of the Trust (the “Non-CCO Services”). Compensation to the CCO is therefore comprised of: (a) compensation for CCO services (“CCO Compensation”) and (b) compensation for Non-CCO Services (“Other Compensation” and, together with the CCO Compensation, the “Salary”) HASi acknowledges and agrees that the CCO’s compensation must be approved by the Board, including a majority of the Independent Trustees. HASi agrees to pay an annual Salary to the CCO. HASi and the Trusts agree and acknowledge that the annual Salary paid to the CCO includes compensation for both CCO Compensation and Other Compensation, with $135,188 of the annual Salary representing the annual CCO Compensation for the Huntington Funds and $2,000 of the annual Salary representing the annual CCO Compensation for the Huntington Strategy Shares. The Board and the Independent Trustees may direct HASi to adjust the CCO Compensation in an amount and at any time set by the Board and HASi will so adjust the CCO Compensation component of the Salary as and when directed to do so by the Board. The Board may also direct HASi to provide the CCO with bonus compensation in an amount and at any time set by the Board and HASi will so provide the CCO with such bonus compensation as and when directed to do so by the Board. The Board may choose to pay bonus compensation to the CCO directly from the Trusts. Any adjustment by HASi to the Other Compensation must be approved by the Board, including a majority of the Independent Trustees.

4.	Obligations of the Trust.

4.1

For as long as this Agreement is in effect, the Trusts shall be obligated to pay a fee of $137,188 to HASi as compensation reimbursement for the CCO’s services to the Trusts (the “Fee”), with $135,188 representing the Fee for CCO services provided to the Huntington Funds and $2,000 representing the Fee for CCO services provided to the Huntington Strategy Shares. The payment of the Fee shall be allocated in such manner as approved from time to time by the Board based on the average daily net assets of the Trusts calculated monthly. Such Fee shall be paid in equal quarterly installments. The Fee will remain in effect from time to time until adjusted upon mutual agreement by the parties. If the Board requires or approves an adjustment to the CCO Compensation or requires HASi’s payment of bonus compensation to the CCO pursuant to the terms of Section 3.6 of this Agreement, it will also at the same time approve an equal adjustment to the Fee to take effect at the same time as the CCO Compensation adjustment or bonus compensation. If this Agreement is in effect for less than a full calendar or terminates during its term, then any payments due and owing under this Agreement shall be calculated on a pro rata basis to reflect the actual number of days during such year in which the Agreement remained in effect, divided by 365, and the Trusts shall only be obligated for such amounts.

4.2	Except as specifically provided in this Agreement, neither HASi nor the CCO shall be entitled to receive any other payments from (including fees, salary, bonuses, commissions or other forms of incentive compensation, or benefits) or participate in any benefit plans of the Trusts on account of the CCO’s service as the CCO. However, as an officer of the Trusts, the CCO shall be entitled to the same extent as other officers of the Trusts to the benefit of the indemnification provisions set forth in the Trusts’ Agreement and Declaration of Trust or Bylaws, as well as to coverage under the Trusts’ Directors’ and Officers’ Liability Insurance or similar coverage approved by the Board, in each case subject to the availability of such indemnification or coverage and the specific facts and circumstances, including the effect of any relevant terms, conditions or limitations on such indemnification or coverage.

4.3	The Board shall be responsible for supervising and evaluating all aspects of the CCO’s performance of his or her duties as CCO, and the Trusts acknowledge that neither HASi nor any of its affiliates is supervising the CCO, and that HASi and its affiliates shall not be responsible for supervising the CCO, in performing his or her duties as CCO. However, HASi shall be responsible for supervising the CCO in his or her performance of the Non-CCO Services and interaction with other staff while sharing office space and administrative support in HASi’s offices.

5.	Provision of Office Space and Administrative Support to CCO. HASi agrees to provide to the CCO, at HASi’s sole expense, suitable office space in its offices, and reasonable administrative support (including payroll and secretarial services) and supplies and equipment comparable to that provided to a senior compliance staff member at HASi.

6.	Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings, or arrangements (both oral and written) relating to the subject matter of this Agreement.

7.	Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.	Headings. The Agreement headings contained herein are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

9.	Assignment. No party may assign, transfer, or sub-contract all or any of its rights or obligations under this Agreement.

10.	Amendment. Except as provided herein (including compensation and other terms that may be changed unilaterally by the Board), this Agreement may be amended only by written instrument signed by all parties hereto.

11.	Notices. Notices and other communications given or made in connection with this Agreement shall be in writing and shall be deemed given (A) two (2) days after being sent by express, registered or certified mail, return receipt requested, postage prepaid, or (B) one (1) business day after being sent by overnight courier or (C) on the same business day if sent by facsimile addressed to the party at its address set forth below:

If to HASi, to:

Huntington Asset Services, Inc.

2960 Meridian Street, Suite 300

Indianapolis, IN 46208

Attention: John C. Swhear

If to the Trusts, to:

The Huntington Funds

Huntington Strategy Shares

2960 Meridian Street, Suite 300

Indianapolis, IN 46208

Attention: R. Jeffrey Young

12.	Governing Law. The validity and effect of this Agreement are governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles. The parties hereby consent to the jurisdiction of the state and federal courts sitting in State of Delaware for any legal action involving this Agreement and waive right to a jury trial.

13.

Scope of Trust’s Obligations. A copy of the Certificate of Trust of the Trusts is on file with the Secretary of State of the State of Delaware and a copy of the Agreement and Declaration of Trust is on file in the Trusts’ principal office. HASi acknowledges that the obligations of or arising out of this instrument are not binding upon any of the Trusts’ trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trusts in accordance with their proportionate interest hereunder. If this instrument is executed by the Trusts on behalf of one or more of its series, HASi further acknowledges that the assets and liabilities of each series are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trusts have executed this instrument. If the Trusts have executed this instrument on behalf of more than one series of the Trusts, HASi also agrees that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and HASi agrees not to proceed against any series for the obligations of another series.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the date first above written.

THE HUNTINGTON FUNDS

HUNTINGTON STRATEGY SHARES

By:	/s/ R. Jeffrey Young
Name:	R. Jeffrey Young
Title:	Chief Executive Officer

HUNTINGTON ASSET SERVICES, INC.

By:	/s/ John C. Swhear
Name:	John C. Swhear
Title:	Chief Compliance Officer